EXHIBIT 2.2
                                                                     -----------


                           PURCHASE AND SALE AGREEMENT



                                     Between



                               GMX RESOURCES INC.
                                    (Seller)

                                       and



                              HARTMAN OIL CO., INC.
                                     (Buyer)



                       Dated the 28th day of August, 2002


                            GARDEN CITY, KANSAS AREA
                            FINNEY AND SCOTT COUNTIES





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                                TABLE OF CONTENTS


ARTICLE I.     PROPERTIES.....................................................1

    Section 1.01   Agreement to Sell and Purchase.............................1
    Section 1.02   Properties.................................................1
    Section 1.03   Suspense Accounts..........................................3
    Section 1.04   Excluded Assets............................................3
    Section 1.05   Miller Claimants...........................................4
    Section 1.06   Effective Time.............................................4
    Section 1.07   Ownership of Properties....................................4

ARTICLE II.    PURCHASE PRICE.................................................5

    Section 2.01   Purchase Price.............................................5
    Section 2.02   Adjustments to Purchase Price..............................5
    Section 2.03   Allocated Values...........................................7

ARTICLE III.   REPRESENTATIONS AND WARRANTIES.................................7

    Section 3.01   Representations and Warranties of Seller...................7
    Section 3.02   Representations and Warranties of Buyer....................8

ARTICLE IV.    COVENANTS.....................................................10

    Section 4.01   Covenants of Seller.......................................10
    Section 4.02   Covenants of Buyer........................................11
    Section 4.03   General Covenants.........................................12

ARTICLE V.     TITLE AND ECONOMIC MATTERS....................................13

    Section 5.01   Good and Defensible Title.................................13
    Section 5.02   Casualty Loss.............................................15
    Section 5.03   Notice of Title Defect....................................15
    Section 5.04   Remedies for Title Defects................................15
    Section 5.05   Seller's Election Not to Cure.............................16
    Section 5.06   Seller's Election to Cure.................................16
    Section 5.07   Upward Adjustments........................................17
    Section 5.08   Preferential Rights.......................................17
    Section 5.09   Physical and Environmental Conditions.....................17
    Section 5.10   General Environmental Indemnity...........................17

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    Section 5.11   Environmental Laws........................................18
    Section 5.12   Environmental Defect......................................18

ARTICLE VI.    CONDITIONS TO CLOSING.........................................19

    Section 6.01   Seller's Conditions.......................................19
    Section 6.02   Buyer's Conditions........................................19

ARTICLE VII.   CLOSING.......................................................20

    Section 7.01   Closing...................................................20
    Section 7.02   Closing Obligations.......................................20

ARTICLE VIII.  POST-CLOSING RIGHTS AND OBLIGATIONS...........................21

    Section 8.01   Files and Records.........................................21
    Section 8.02   Post-Closing Adjustments..................................21
    Section 8.03   Taxes and Recording Fees..................................21
    Section 8.04   Further Assurances........................................22
    Section 8.05   Survival..................................................22
    Section 8.06   Assumption of Liabilities and Indemnity...................22
    Section 8.07   Joint Billing Audits: Credits.............................22
    Section 8.08   Successor Operator........................................22
    Section 8.09   American Warrior Litigation...............................23

ARTICLE IX.    TERMINATION OF AGREEMENT......................................23

    Section 9.01   Termination...............................................23
    Section 9.02   Liabilities Upon Termination..............................23

ARTICLE X.     MISCELLANEOUS.................................................23

    Section 10.01  Notices...................................................23
    Section 10.02  Amendments................................................24
    Section 10.03  Assignment................................................24
    Section 10.04  Table of Contents Headings................................24
    Section 10.05  References................................................24
    Section 10.06  Governing Law.............................................24
    Section 10.07  Announcements.............................................24
    Section 10.08  Use of Seller's Names.....................................25
    Section 10.09  Entire Agreement..........................................25
    Section 10.10  Parties in Interest.......................................25
    Section 10.11  Waiver....................................................25
    Section 10.12  Waiver of Representations and Warranties..................25
    Section 10.13  Indemnification...........................................26
    Section 10.14  Litigation Costs..........................................26
    Section 10.15  Exhibits..................................................26

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    Section 10.16  Definition of "Knowledge".................................26

                                    EXHIBITS

Exhibit A          Leases
Exhibit B          Working Interest Properties and Allocated Value
Exhibit C          Field Office Assets
Exhibit D          Assignment, Bill of Sale and Conveyance
Exhibit F          Miller Claimants

                           PURCHASE AND SALE AGREEMENT
                           ---------------------------

            This Purchase and Sale Agreement (the "Agreement") is entered into this 27 day of August, 2002, by and between GMX RESOURCES INC., an Oklahoma corporation, hereinafter called the "Seller", and Hartman Oil Co., Inc, a Kansas corporation, hereinafter called the "Buyer". Buyer and Seller are collectively referred to herein as the "Parties" and sometimes individually referred to as a "Party".

                                   WITNESSETH:
                                   -----------

            WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Properties (as hereinafter defined), upon the terms and conditions hereinafter set forth.

            NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived herefrom by each Party, Seller and Buyer hereby agree as follows:

                                    ARTICLE I

                                   PROPERTIES
                                   ----------

            Section 1.01 Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign and convey to Buyer the Properties as of the Effective Time.

            Section 1.02 Properties. The "Properties" hereunder shall consist of all of Seller's right, title and interest in and to the following described assets and shall hereafter collectively, in whole or in part, be sometimes referred to as the "Properties" or individually as the "Property":

            (a) The oil, gas and mineral leases, fee mineral interests, fee royalty interests, and other similar interests described in Exhibit A, together with all other interests of Seller in and to the lands subject thereto and the wells located thereon or pooled therewith including, without limitation, working interests, overriding royalty interests, net revenue interests, carried interests, reversionary interests, production payments, net profits interests, and any other interests of a similar nature whether legal or equitable, vested or contingent (all of which are hereafter referred to as "Lease(s)" or "Leasehold Interests" and the lands covered thereby which shall be referred to herein collectively as the "Lands" or singularly as the "Land").

            (b) All hydrocarbons produced from or allocated to the Leasehold Interests or Lands, after the Effective Time. "Hydrocarbons" shall mean and include oil, gas well gas, casinghead gas, condensate, and all components of any of them.

            (c) All of the assignments or other instruments or agreements that pertain to the Properties and all contractually binding arrangements to which the Properties may be subject and which will be binding on the Properties or Buyer after the Closing, including, without limitation; production payment assignments; net profits interest assignments; farmin and farmout

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agreements; bottom-hole agreements; crude oil, condensate, and natural gas purchase and sale, exchange, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; hydrocarbon balancing agreements; pooling agreements; unitization, pooling and communitization agreements; processing agreements; saltwater disposal agreements; options; permits; licenses; servitudes, easements; rights-of-way; orders; facilities or equipment leases; and other contracts, agreements, and rights owned by Seller or its subsidiary Endeavor Pipeline Inc., in whole or in part, to the extent that they are (i) appurtenant to or affect the Properties or (ii) used or held for use in connection with the ownership or operation of the Properties or the production or treatment of hydrocarbons on or produced therefrom, or the sale or disposal of water, hydrocarbons, or associated substances (the "Applicable Contracts").

            (d) All of the personal property, fixtures, movable and immovable property and improvements appurtenant to the Leasehold Interests or Lands including, without limitation, the wells, including wells contained in the units, and the locations described in Exhibit B. As used throughout this Agreement, "Working Interest Properties" shall mean those properties described in Exhibit B and all Leasehold Interests and Lands appurtenant thereto.

            (e) Any oil, gas and mineral unitization, pooling and communitization agreement, declaration or order relating to the Leasehold Interests or Lands, and the units, pools or communitized areas, if any, created thereby (including, without limitation, all units, pools or communitized areas formed under orders, regulations, rules or other official acts of any federal, state or other governmental agency having or asserting jurisdiction); all production from the unit, pool or communitized area allocated to the Leasehold Interests or Lands, and all interests in any wells within each unit, pool or communitized area associated with the Leasehold Interests or Lands.

            (f) All surface interests, permits, franchises, easements, rights-of-way, contract rights, intangible rights, rights under warranties made by prior owners of the Leasehold Interests or Lands, manufacturers, vendors and other third parties, rights accruing under applicable statutes of limitations or prescription and other rights, estates and hereditaments incident or relating to the Leasehold Interests or Lands.

            (g) Any Imbalance, as of the Effective Time, relating to the Properties. For the purposes of this Agreement, the term "Imbalance" means any imbalance at the wellhead, between the amount of natural gas or other hydrocarbons produced from a well to which Seller was entitled and the amount of production which Seller was actually allocated for sale purposes, together with any appurtenant rights and obligations concerning future in-kind and/or cash balancing at the wellhead.

            (h) Without limiting the foregoing, the interest and estate, whether real, personal or mixed, movable or immovable, corporeal or incorporeal of every nature and description in and to or derived under the Leasehold Interests or Lands, whether such right, title, claim or interest be under and by virtue of an oil and gas lease, oil, gas and mineral lease, overriding royalty assignment or reservation, production payment, operating agreement, unitization, pooling, communitization agreement, declaration or order, division order, transfer order, or any other type of contract, conveyance or instrument, or under and by virtue of any other type of claim or title to the Properties, present or reversionary.

            (i) The original files, records and data directly relating to the items described in subsections (a) through and including (h) above, including, without limitation, title records (including abstracts of title, title opinions, and title curative documents); contracts; correspondence; geological records, operations and production files (the "Property Records").

            (j) The land, buildings, residence and equipment listed on Exhibit C relating to the Seller's field office in Finney County, Kansas (the "Field Office Assets").

            Section 1.03 Suspense Accounts. In the event the Properties include funds being held in suspense for the benefit of third parties, Seller shall transfer to Buyer and Buyer agrees to accept from Seller and hold for the benefit of the parties entitled to receive payment thereof, all monies representing the value or proceeds of production removed or sold from the Lands and then held by Seller for accounts from which payment has been suspended, ("Suspended Proceeds"). After Closing, Buyer, its successors and assigns, as to any Suspended Proceeds to be transferred to Buyer, shall be solely responsible for the distribution of such proceeds to the party or parties entitled to receive payment of the same. Buyer's responsibility shall include any obligation under law to identify or locate such party or parties and to report and pay such funds to any governmental authority under applicable unclaimed, abandoned property or escheat laws.

            Section 1.04 Excluded Assets. There is specifically excluded from the Property, and reserved unto Seller, the following Excluded Assets:

            (a) all trade credits and all accounts, instruments and general intangibles attributable to the Properties with respect to any period of time prior to the Effective Time;

            (b) all claims and causes of action of Seller (i) arising from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time, or (ii) arising under or with respect to any of the Applicable Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds);

            (c) all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time;

            (d) all hydrocarbons produced from the Properties with respect to all periods prior to the Effective Time, together with all proceeds from the sale of such hydrocarbons;

            (e) claims of Seller for refunds of or loss carry forwards with respect to (i) production or any other taxes attributable to any period prior to the Effective Time, (ii) income or franchise taxes, or (iii) any taxes attributable to the Excluded Assets;

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            (f) all proceeds, income or revenues (and any security or other deposits made) attributable to (i) the Properties for any period prior to the Effective Time, or (ii) any Excluded Assets;

            (g) all of Seller's proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

            (h) all of Seller's internal appraisals and interpretive data, all privileged information and all data, licenses or permits that cannot be disclosed or assigned to Buyer as a result of confidentiality, licensing, or permitting arrangements under agreements with third parties;

            (i) all audit rights arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets.

            Section 1.05 Miller Claims. Larry W. Miller (the "Miller Claims") claim interests in certain of the Properties as described on Exhibit F arising from alleged fraudulently recorded assignments and no written agreements ("Miller Interests"). The Miller Interests are not included in the Net Revenue and Working Interests for the applicable Properties on Exhibit B. Seller is in litigation with the Miller Claims over these claims and has suspended payments to the Miller Claims of proceeds of production from such interests. The Miller Interests and related suspense funds will be Excluded Assets and shall be reserved from the applicable conveyance documents for the Properties. Seller shall be treated as the owner of the Miller Interests by the Buyer after the Closing and Seller shall indemnify Buyer from any claims of the Miller Claims relating to the Miller Interests. If Seller is successful in defeating the Miller Claims' claims, Seller shall sell and Buyer shall purchase the Miller Interests based on the Allocated Value of the Properties to be effective as of the Effective Time with purchase price adjustments as provided in Section 2.02 hereof for all revenues and expenses for the period between the Effective Time and the Closing of such sale and purchase.

            Section 1.06 Effective Time. The purchase and sale of the Properties shall be effective as of September 1, 2002 at 7:00 A.M. local time in the jurisdiction in which the Properties are located (the "Effective Time").

            Section 1.07 Ownership of Properties. Subject to the provisions hereof, Seller shall be entitled to all of the rights (including, without limitation, the right to all production, proceeds of production and other proceeds) of ownership, and shall be subject to the duties and obligations of such ownership, other than those duties and obligations for which Buyer is liable under the terms of this Agreement, attributable to the Properties for the periods of time prior to the Effective Time. Subject to the provisions hereof, Buyer shall be entitled to all of the rights (including, without limitation, the right to all production, proceeds of production and other proceeds) of such ownership, and shall be subject to the duties and obligations of such ownership, other than those duties and obligations for which Seller is liable under the terms of this Agreement, attributable to the Properties and for the periods of time from and after the Effective Time; provided, however, that (a) Seller shall have the right to retain all proceeds (including, without limitation, proceeds of production) attributable to the Properties which are received by Seller before Closing, and (b) to the extent such amounts retained by Seller are attributable to the period of time between the

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Effective Time and Closing, such amounts shall be the subject of adjustments to the Purchase Price as provided in Article II. hereof.

                                   ARTICLE II

                                 PURCHASE PRICE
                                 --------------

            Section 2.01 Purchase Price. The aggregate purchase price for the Properties shall be One Million, Seven Hundred Thirty Three Thousand Dollars ($1,733,000.), including Seventy Thousand Dollars ($70,000) for the Field Office Assets, in immediately available United States of America funds (the "Purchase Price"), subject to adjustments in accordance with the provisions of this Agreement. Subject to the provisions hereof, the Purchase Price (as adjusted) shall be paid to Seller at the Closing. Within three (3) business days of Seller's execution of this Agreement, Buyer shall pay to Seller, by wire transfer of immediately available funds, a cash deposit (the "Performance Deposit") in an amount equal to ten percent (10%) of the Purchase Price to an account to be designated by Seller. The Performance Deposit shall be non-interest bearing and refunded to Buyer only in the event this Agreement is terminated pursuant to Sections 9.01(b), 9.01(c) or 9.01(d).

            Section 2.02 Adjustments to Purchase Price. The Purchase Price shall be adjusted at Closing and, if necessary, at the Final Settlement Date as follows and the resulting amount shall be herein called the "Adjusted Purchase Price":

            (a) The Purchase Price shall be adjusted upward by the following:

                (1) the amount of all operating and capital expenditures actually paid by or on behalf of Seller and not deducted or netted from the proceeds under Section 2.02(b) below, in connection with the operation of the Properties which are, in accordance with generally accepted accounting principles and oil field practices, attributable to the period of time after the Effective Time, including, without limitation, (i) rentals, shut-in well payments, and other lease maintenance payments,
                (ii) ad valorem, property, excise, severance, production taxes, and any other taxes (exclusive of income taxes) based upon or measured by the ownership of the Properties or the production of hydrocarbons or the receipt of proceeds therefrom, and (iii) overhead allowable under the applicable operating agreements and other charges and expenses, including overhead and other charges and expenses billed by Seller as operator;

                (2) the value (determined by the price most recently paid prior to the Effective Time for such oil less all applicable deductions) of all oil and other liquid hydrocarbons in storage or existing in stock tanks, upstream of the pipeline connection as of the Effective Time which is credited to the Properties, less applicable production taxes payable on such oil, the amount of oil in storage as of the Effective Time to be based on gauge reports to the extent available or on

                                       5
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                alternative methods to be agreed by the parties;

                (3) the positive amount, if any, determined by subtracting (i) one (1) percent of the Purchase Price, (ii) the Downward Defect Adjustments and (iii) the purchase price reductions due to Environmental Defects as determined in Section 5.12, from the Upward Adjustments; and

                (4) any other amount mutually agreed upon by Seller and Buyer.

            (b) The Purchase Price shall be adjusted downward by the following:

                (1) the amount of net proceeds (gross proceeds after royalties, overriding royalties, and similar burdens on production and severance and production taxes and any other taxes based upon or measured by the production of hydrocarbons or the receipt of proceeds therefrom) derived from the sale of hydrocarbons received by Seller attributable to the Properties which are, in accordance with generally accepted accounting principles, attributable to the period of time after the Effective Time;

                (2) an amount equal to all expenditures and costs relating to the Properties conveyed to Buyer at Closing that are attributable to the period of time prior to the Effective Time and that are unpaid as of the Closing and that are subsequently paid by Buyer;

                (3) an amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments (but not including income taxes) based upon or measured by the ownership of the Properties or the production of hydrocarbons or the receipt of proceeds therefrom, which taxes or assessments attributable to the period of time to prior to the Effective Time and that are unpaid as of the Closing, which amount shall, where possible, be computed based upon the tax rate and values applicable to the tax period in question; otherwise, the amount of the adjustment under this paragraph shall be computed based upon such taxes assessed against the applicable portion of the Properties for the immediately preceding tax period just ended;

                (4) an amount equal to the Allocated Value of those Properties not conveyed to Buyer in connection with the exercise of preferential rights to purchase or similar rights as provided in
                Section 5.08;

                (5) the positive amount, if any, determined by subtracting (i) the Upward Adjustments and (ii) one (1) percent of the Purchase Price from the sum of (x) the Downward Defect Adjustments and
                (y) the purchase price reductions due to Environmental Defects as determined in Section 5.12;

                (6) the Performance Deposit; and

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                (7) any other amount mutually agreed upon by Seller and Buyer.

            Section 2.03 Allocated Values. For purposes of this Agreement, with respect to each Working Interest Property, the term "Allocated Value" means the amount set forth on Exhibit B under the column "Allocated Value" for such Working Interest Property. Seller and Buyer agree and stipulate that the Allocated Values have been established solely for use in calculating adjustments to the Purchase Price as provided herein. Seller and Buyer do not intend for the Allocated Values to be treated or interpreted to constitute an allocation of the Purchase Price among the Working Interest Properties for federal or state income tax purposes.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

            Section 3.01 Representations and Warranties of Seller. Seller represents and warrants the following to Buyer, which representations and warranties shall be true and correct in all material respects as of the execution of this Agreement and as of Closing:

            (a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oklahoma and is duly qualified to carry on its business in multiple jurisdictions including the States of Kansas and Oklahoma.

            (b) Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, to sell the Properties on the terms described in this Agreement, and to perform its obligations under this Agreement.

            (c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary actions, corporate or otherwise, if any, on the part of Seller.

            (d) This Agreement has been duly executed and delivered on behalf of Seller and constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (e) The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with, the articles of incorporation, bylaws or governing documents of Seller or any material provision of any agreement or instrument (except for any covenants contained in any loan agreements requiring consent which Seller will obtain prior to Closing) to which Seller is a party or by which it, or the Properties, is bound or will not violate or be in conflict with any material provision of any judgment, decree, order, statute, rule or regulation applicable to Seller or any Property, or result in the creation or imposition of any lien on any Property.

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

            (f) Seller shall pay the broker's or finder's fees relating to the transaction contemplated by this Agreement and Buyer shall have no responsibility whatsoever for such fees.

            (g) To the knowledge of Seller, other than litigation with the Miller Claimants and AMERICAN WARRIOR, INC. V. GMX RESOURCES, ET AL., District Court of Finney County, Kansas, Case No. 02C174 ("American Warrior Litigation"), no suit, action or other proceeding has been threatened or is pending against Seller or the Properties before any court, governmental agency, including the Kansas Corporation Commission, or arbitrator and to Seller's knowledge there exist no unsatisfied judgments any of which might result in impairment or loss of Seller's interest in any part of the Working Interest Properties or that might hinder or impede the operation of the Working Interest Properties in any material respect or that seeks to restrain or prohibit, or to obtain substantial damages from Seller, in respect of, or which is related to or arises out of, this Agreement or the consummation of all or part of the transactions contemplated herein, or which otherwise might impair and adversely affect the Properties or the value or conveyance thereof.

            (h) To the knowledge of Seller, all federal, state and local tax and information returns relating to the Properties and required under the statutes, rules and regulations of such jurisdictions have been filed and all taxes, including, but not limited to, ad valorem, severance and income taxes (other than those being contested in good faith for which adequate provisions will be made) shown on said returns to be due, and additional assessments received prior to the date hereof which are due and payable, have been paid.

            (i) To the knowledge of Seller, Seller (i) has all governmental licenses, authorizations, consents and approvals required for the ownership and operation of the Working Interest Properties, and (ii) has complied with all applicable rules, regulations, and ordinances of any governmental authority having jurisdiction over the Working Interest Properties and as to which non-compliance would have a material adverse effect on any of the Working Interest Properties.

            (j) To the knowledge of Seller, (i) as of the Effective Time, proceeds from the sale of oil, condensate, and gas from the Working Interest Properties were being received in all respects by Seller in a timely manner and were not being held in suspense for any reason; (ii) Exhibit E lists all of the material Imbalances between Seller and any third party with respect to the Properties; and (iii) Seller is not obligated by virtue of any prepayment made under any production sales contract or any other contract containing a "take-or-pay" clause, or under any production payment, forward sale, deferred production, or similar arrangement to deliver oil, gas, or other minerals produced from or allocated to any of the Properties at some future time without receiving full payment thereof at the time of delivery; provided, however, that nothing contained in this subsection (iii) shall be intended to include or relate to Imbalances.

            Section 3.02 Representations and Warranties of Buyer. Buyer represents and warrants the following to Seller, which representations and warranties shall be true and correct in all material respects as of the execution of this Agreement and as of Closing:

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

            (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and is duly qualified to carry on its business in the State of Kansas.

            (b) Buyer has all requisite power and authority, to carry on its business as presently conducted, to enter into this Agreement, to purchase the Properties on the terms described in this Agreement, and to perform its other obligations under this Agreement, and is in compliance with the bonding and liability insurance requirements in accordance with all applicable state or federal laws or regulations.

            (c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action, corporate or otherwise, if any, on the part of Buyer.

            (d) This Agreement has been duly executed and delivered on behalf of Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (e) The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with, the articles of incorporation, bylaws or governing documents of Buyer or any material provision of any agreement or instrument to which Buyer is a party or by which it is bound or will not violate or be in conflict with any judgment, decree, order, statute, rule or regulation applicable to Buyer.

            (f) Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

            (g) Buyer represents that by reason of Buyer's knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Buyer has evaluated the merits and risks of purchasing the Properties from Seller and has formed an opinion based solely upon Buyer's knowledge and experience and not upon any representations or warranties by Seller, except as set forth in Section 3.01.

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

                                   ARTICLE IV

                                    COVENANTS
                                    ---------

            Section 4.01 Covenants of Seller. Seller covenants and agrees with Buyer that:

            (a) After the execution of this Agreement until Closing, and to the extent reasonably within Seller's control, (i) Seller shall cause the Properties to be maintained and operated in a good and workmanlike manner; (ii) Seller shall refrain from taking any action, without the prior consent of Buyer, to sell, dispose of, distribute, mortgage, encumber or enter into any agreement or arrangement for the sale, disposition, distribution, mortgage, or encumbrance of, any of the Properties or otherwise enter into any transaction, the effect of which would be to cause Seller's Net Revenue Interest (as hereafter defined in Section 5.01(a)) to be less than, or Seller's Working Interest (as hereafter defined in Section 5.01(a)) to be greater than that shown in Exhibit B for the Properties shown thereon or burdened or encumbered in any manner different than as contemplated herein except to the extent that hydrocarbons are produced and sold from the Properties during the course of normal operations; (iii) except for emergencies, Seller shall not enter into any contract or commitment or assume or incur any obligation with respect to the normal operations of the Properties involving expenditures, net to Seller's interest, in excess of Five Thousand Dollars ($5,000.00) per Property without the prior consent of Buyer;
(iv) Seller shall not, without Buyer's prior consent, commence or consent to the commencement of the drilling of any well or the deepening, sidetracking, completion or recompletion of any existing well or the abandonment of any well on the Properties; (v) Seller shall not, without Buyer's prior consent, release, amend, modify or otherwise change any Lease or Applicable Contract, nor enter into any contract or other agreement regarding the sale or other disposition of gas production attributable to the Properties except for month to month sales in the ordinary course of business; (vi) Seller shall not commit any oil or gas production from the Properties to any purchaser thereof (except in those instances in which Seller is obligated to deliver such oil or gas production under existing contracts or other arrangements) in excess of forty five (45) days without the prior written consent of Buyer; (vii) Seller shall not, without the prior written consent of Buyer, enter into any agreement or arrangement to balance or otherwise settle any Imbalances with other interest owners in any of the Properties; (viii) Seller shall maintain in force all insurance policies covering the Working Interest Properties that are presently in force, (ix) Seller shall perform all material obligations under the Leases and the Applicable Contracts and maintain in all material respects the Working Interest Properties in a manner consistent with prior operations; (x) Seller shall furnish to Buyer copies of all authorities for expenditures on material operations commenced, but not completed prior to the Closing; and (xi) Seller shall not relinquish voluntarily its position as operator with respect to any Working Interest Property.

            (b) Seller shall, from the date hereof until Closing, pay as they become due all expenses related to the Properties during the period from the execution hereof until Closing, as would be paid by a reasonably prudent party, and shall not create or suffer to exist any lien, mortgage, pledge, charge, security interest, or other encumbrance of any kind with respect to any Property (except for Permitted Encumbrances).

            (c) Seller shall grant Buyer and its agents at their sole expense, risk and cost, reasonable access from the date hereof until Closing, during normal business hours or as may otherwise be mutually agreed, to Seller's personnel and Properties, books and records and provided that Buyer maintains the confidentiality of such information in accordance with Section 4.02(a). Buyer shall have the right to photocopy any such materials at Buyer's expense. If Buyer requests information not in the possession of a Seller, Seller shall use all reasonable efforts to obtain the requested information from the applicable operator or other third party. Through the Closing, Seller shall also afford Buyer and its authorized representatives reasonable access to and entry upon all of the Properties operated by Seller for the purposes of operational inspections and reasonable access to any employees or contract personnel that have been involved with the operation, maintenance, or development of such Properties and the accounting or supervision thereof.

            (d) In the event Seller is required to make elections which are timely in nature under any Applicable Contract, then Seller shall attempt to notify Buyer, specifying the nature and time period associated with such election, and Buyer shall respond to Seller within sufficient time to enable Seller to make such timely election failing which response Seller shall make such election as would a reasonably prudent operator.

            (e) Seller shall promptly notify Buyer of any Casualty Loss, as defined in Section 5.02, suit, action or other proceeding before any court, arbitrator or governmental agency and any cause of action which relates to the Properties or which might result in a material impairment or loss of Seller's interest in any portion of the Properties or the value thereof or which might materially hinder or impede their operation.

            (f) At least three (3) business days prior to the Closing, Seller shall submit to Buyer for review and approval, the documents described in
Section 7.02 (a) and (b).

            (g) When Closing occurs, Seller shall duly execute and deliver all documents and instruments required hereunder.


            Section 4.02 Covenants of Buyer. Buyer covenants and agrees with Seller that:

            (a) Until completion of Closing or for a period of one year from the date of this Agreement in the event Closing should not occur for any reason except as required by law and with prior notice to Seller, Buyer and its officers, directors, employees, agents and representatives shall hold in strict confidence all data and information obtained from Seller in connection with the Properties, whether before or after the execution of this Agreement, except any data or information which (i) at the time of the disclosure to Buyer by Seller is in the public domain; (ii) after disclosure to Buyer by Seller becomes part of the public domain by publication or otherwise, except by breach of this provision by Buyer; (iii) Buyer can establish was rightfully in its possession at the time of disclosure to Buyer by Seller; (iv) Buyer rightfully received from third parties free of any obligations of confidence; or (v) is developed independently by Buyer, provided the person or persons developing the information shall not have had access to data or information obtained from Seller in connection with the transactions contemplated by this Agreement. If this Agreement is terminated for any reason, Buyer shall return to Seller all copies of information in the possession of Buyer obtained from Seller or pursuant to any provision of this Agreement, which information is at the time of termination required to be held in confidence pursuant to this section, and shall not utilize or permit utilization of such information to compete with Seller or its co-working interest owners in the Properties.

            Until the completion of Closing or for a period of one year from the date of this Agreement in the event Closing should not occur for any reason, except as required by law and with prior notice to Seller, Buyer and its officers, directors, employees, agents and representatives shall hold in strict confidence all matters relating to this Agreement and the transactions contemplated hereby, including, without limitation, Title Defects and the exercise of preferential purchase rights.

            (b) To the extent necessary to facilitate the consummation of the transactions contemplated herein, Buyer agrees to enter into any specific agreements of assumption with respect to the obligations of Seller after the Closing which may be required by third parties or governmental authorities to the extent such obligations are attributable to the Properties and to the extent such agreement does not expand the obligations of Buyer beyond the existing obligations of Seller assumed pursuant to this Agreement.

            (c) Buyer shall grant Seller and its agents at their sole expense, risk and cost, reasonable access from and after Closing, during normal business hours or as may otherwise be mutually agreed, to Buyer's personnel and Properties, books and records. Buyer will provide Seller with reasonable access to any books and records retained by Buyer for seven (7) years together with such additional files, data and records of Buyer as may be reasonably requested by Seller in order to pursue any claims, obligations and disputes relating to the Properties. Buyer shall use all reasonable efforts to obtain access, for Seller's benefit, to all such books and records that are appurtenant to any Property which may be conveyed by Buyer.

            (d) After Buyer acquires any Property and if the holder of a validly existing preferential right to purchase timely asserts such right in accordance with the agreement through which such right exists, then Buyer shall, if acceptable to the holder of such preferential right to purchase, convey same to such holder at the same terms and conditions set forth herein and retain any payments received for such Properties, it being the intention to place the respective parties in the same economic position as would have obtained if the right had been exercised prior to Closing.

            Section 4.03 General Covenants. Seller and Buyer covenant and agree as follows:

            (a) Seller and Buyer agree to cooperate with each other in connection with the preparation by such parties of any report to the Securities Exchange Commission and other federal, state, or local governmental agencies that are required of such parties as the result of the execution and delivery of this Agreement or the consummation of the transactions described in this Agreement.

            (b) Each Party will use its reasonable best efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including (i) cooperation in determining whether any action by or in respect of, or filing with, any governmental body, agency, or official authority is required, or any actions, consents, approvals, or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby; (ii) cooperation in seeking and obtaining any such actions, consents, approvals, or waivers; and
(iii) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

                                    ARTICLE V

                           TITLE AND ECONOMIC MATTERS
                           --------------------------

            Section 5.01 Good and Defensible Title.

            (a) As used herein, the term "Good and Defensible Title" shall mean, as to each of the Working Interest Properties, that quantity of title to such Working Interest Properties by virtue of which Seller can successfully defend against a claim to the contrary made by a third party as determined by Buyer in the exercise of reasonable judgment and in good faith, such that (i) Seller (and upon Closing, Buyer), by virtue of its ownership interests in the Leasehold Interests and Lands described in Exhibit A, is entitled to receive a fractional decimal interest of not less than the "Net Revenue Interest" set forth in Exhibit B, in production of hydrocarbons from the Working Interest Properties without reduction, suspension, or termination throughout the productive life of each such Working Interest Property (the "Net Revenue Interest"); (ii) Seller is obligated to bear (and after Closing shall obligate Buyer to bear) a fractional decimal interest of not more than the "Working Interest" set forth on Exhibit B of the costs and expenses related to the maintenance, development, drilling, equipping, testing, completing, sidetracking, reworking and operation of each Working Interest Property which are set forth on Exhibit B without increase throughout the productive life of each Property; and (iii) the Working Interest Properties are subject to no liens, encumbrances, obligations or defects except those which are Permitted Encumbrances.

            (b) As used herein, the term "Permitted Encumbrances", shall mean:

                (1) Lessors' royalties, overriding royalties, payments out of production, reversionary interests and other burdens affecting Seller's Net Revenue Interest if the net cumulative effect of such burdens does not operate to (i) reduce the Net Revenue Interest of Seller in any Working Interest Property to less than the Net Revenue Interest for such Working Interest Property as set forth in Exhibit B; or (ii) increase the Working Interest of Seller in any such Working Interest Property to greater than the Working Interest therefor as set forth in Exhibit B (unless Seller's Net Revenue Interest therein is increased in the same proportion);

                (2) Preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which (i) waivers or consents are obtained from the appropriate parties; (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights; or (iii) Buyer has agreed to treat such rights as Permitted Encumbrances;

                (3) All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained subsequent to such sale or conveyance;

                (4) Non-consent penalties applied against the interest of Seller arising under applicable operating agreements, which are taken into account in the calculation of the interests shown on Exhibit B;

                (5) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations which do not materially interfere with or detract from the operations, value or use of the Working Interest Properties by Buyer;

                (6) Such Title Defects as Buyer has waived or released or is deemed to have waived pursuant to the terms of this Agreement, including, without limitation, Section 5.03 hereof;

                (7) The terms and conditions of all leases, agreements, orders, poolings or unitization agreements, instruments, documents and other matters described or referred to in this Agreement or exhibits hereto, provided the same do not result in a decrease in the Net Revenue Interest or an increase in the Working Interest in any of the Working Interest Properties (unless Seller's Net Revenue Interest therein is increased in the same proportion) or that do not materially interfere with or detract from the operations, value or use of the Working Interest Properties by Buyer;

                (8) Rights of reassignment, to the extent any exist as of the date of this Agreement, upon the surrender or expiration of any lease;

                (9) Liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are not material and are being contested in good faith in the normal course of business;

                (10) Liens, if any, to be released at Closing in a form acceptable to Buyer;

                (11) All rights of owners of the Properties to partition under applicable law or Applicable Contracts, if any;

                (12) All other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Working Interest Properties (including without limitation oil and gas sales purchase agreements and liens of operators relating to obligations not yet due or pursuant to which Seller is not in default) that do not reduce the Net Revenue Interests for the Working Interest Properties or do not prevent the receipt of proceeds of production therefrom or do not increase the share of costs above the Working Interests for the Working Interest Properties shown thereon or that do not materially interfere with or detract from the operations, value, or use of the Working Interest Properties by Buyer.

            Section 5.02 Casualty Loss. If, after the date of this Agreement but prior to the Closing, all or any portion of the Properties are destroyed or damaged by fire, flood, earthquake, storm, theft, vandalism, explosion, blowout, riot, sabotage, accident or other casualty of a similar nature or shall be taken by condemnation or under the right of eminent domain (all of which are herein called "Casualty Loss"), Buyer may elect: (i) to treat the Casualty Loss as a Title Defect in accordance with Sections 5.04 and 5.05; or (ii) to purchase such Property notwithstanding any such destruction or taking (without reduction of the Purchase Price) in which case Seller shall, at the Closing, pay to Buyer all sums paid to Seller by third parties by reason of the destruction, damage or taking of such Property and shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to any claims against or unpaid proceeds or other payments from third parties arising out of such destruction or taking, including, but not limited to, insurance proceeds. Prior to Closing, Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss during the aforementioned period without first obtaining the written consent of Buyer.

            Section 5.03 Notice of Title Defect. The term "Title Defect" as used herein shall mean the existence of any lien, contract, agreement, encumbrance, encroachment, irregularity, defect in or objection to Seller's title to any Working Interest Property (expressly excluding Permitted Encumbrances) that alone or in combination with other defects renders Seller's title to such Properties less than Good and Defensible Title (including any Casualty Loss treated as a Title Defect pursuant to Section 5.02 above). As soon as practicable but in no event later than twenty (20) days after the date of this Agreement, Buyer shall furnish written notice to Seller specifying any objections to Seller's titles to any of the Working Interest Properties which in Buyer's opinion constitute Title Defects. Such notice of Title Defect shall be in writing and shall include: (i) a description of the Properties (or portion thereof) affected by the Title Defect; (ii) the basis for determining that a Title Defect exists; and (iii) the amount by which Buyer believes the Allocated Value for each such Property has been diminished as a result of the Title Defect. In no event shall the value attributable to Title Defects on a Property exceed the Allocated Value of such Property. In addition, Buyer shall be deemed to have waived any Title Defects which are not asserted by the assertion date hereinabove referred to.

            Section 5.04 Remedies for Title Defects. If Buyer timely notifies Seller of a Title Defect, as provided above, Seller shall have the right, but not the obligation, to elect to cure the Title Defect or, in the alternative, reduce the Purchase Price by the amount of the value of the uncured Title Defect in the manner provided in Section 5.05. Seller shall furnish to Buyer prior to Closing written notice of its election, and such notice shall state whether Seller agrees with the value attributed to the Title Defect as set forth in Buyer's notice. If Seller does not agree with (i) Buyer's determination that a Title Defect exists on a Property or (ii) the amount determined by Buyer as the diminution in value as a result of the Title Defect, Seller may submit the disagreement to arbitration in accordance with the procedures set forth in
Section 10.17.

            Section 5.05 Seller's Election Not to Cure. If Seller elects not to cure a Title Defect of which Seller has been notified, then the total net diminution in the Allocated Values of the affected Properties attributable to such defects shall be included in the "Downward Defect Adjustments". If the Title Defect is other than a preferential right to purchase or similar right, the affected Property shall be sold and conveyed to Buyer and the Downward Defect Adjustments shall be increased by the value diminution attributable to such Title Defect which shall be determined as follows:

                (1) Where Seller agrees with the value of the Title Defect as set forth in Buyer's notice, that value shall be used in determining the amount of the Downward Defect Adjustment.

                (2) If the Title Defect is a lien, encumbrance or other charge upon a Property subject to assertion of title defects which is undisputed and liquidated in amount, then the amount used to determine the Downward Defect Adjustments shall be the amount as of the Effective Time necessary to be paid to the obligee to remove the Title Defect from the affected Property, but in no event to exceed the Allocated Value of such Property.

            Section 5.06 Seller's Election to Cure. If Seller elects to cure any Title Defect, Seller shall notify Buyer of such fact. If any such Title Defect is cured or removed prior to the Closing, Buyer shall accept, pay for in accordance with this Agreement, and receive an assignment of the affected Property at the Closing and Seller shall have no further liability to Buyer with respect to such Title Defect. If Seller elects to attempt to cure a Title Defect, but Seller is unable to cure such Title Defect prior to the Closing, Seller shall provide to Buyer written notice of such fact. At the Closing, Seller shall not deliver to Buyer an assignment of the Property affected by the asserted Title Defect, and the Allocated Value of the Property subject to the asserted Title Defect shall be withheld from the Adjusted Purchase Price paid at Closing. Seller shall have sixty (60) days after the Closing to cure or remove all such Title Defects. With respect to those Title Defects cured or removed to the reasonable satisfaction of Buyer or as to which Seller and Buyer otherwise agree on or before the expiration of such sixty (60) day period, Buyer will accept, pay for in accordance with this Agreement, and receive an assignment of the affected Property. If, at the expiration of such sixty (60) day period, there remain any Title Defects that have not been cured or removed to the reasonable satisfaction of Buyer or otherwise agreed upon by Seller and Buyer, Buyer shall eliminate the affected Property from the transactions contemplated in this Agreement and retain the previously withheld portion of the Purchase Price related to such Property, free and clear of any claim by Seller, and thereupon any and all rights of Buyer in or with respect to such Property shall terminate. During the sixty (60) day period provided for in this Section 5.06, with respect to all Properties subject to uncured Title Defects that Seller is attempting to cure, Seller shall remain the record and beneficial owner thereof, and Seller shall continue to conduct its operations thereon or with respect thereto subject to and in accordance with the provisions of this Agreement.

            Section 5.07 Upward Adjustments. If there is any inaccuracy identified on or before Closing that results in Seller owning an increased Net Revenue Interest in the Properties, the Party discovering such inaccuracy shall immediately notify the other Party of such inaccuracy. Seller and Buyer shall endeavor to agree upon the amount of such increase in value occasioned by such inaccuracy ("Upward Adjustments") by mutual agreement.

            Section 5.08 Preferential Rights. Promptly after the execution of this Agreement, Seller shall notify all holders of preferential rights or rights to consent under any Applicable Agreement of this Agreement. If the Title Defect is a preferential right to purchase or similar right which (i) has been exercised, or (ii) where the holder thereof has timely notified Seller prior to Closing of its intent to exercise, then the affected Property shall be excluded from the Properties and the Purchase Price shall be reduced by the Allocated Value of such Property.

            Section 5.09 Physical and Environmental Conditions. Buyer agrees and acknowledges that (a) it has had, or prior to the Closing will have, access to and the opportunity to inspect the Properties for all purposes, including without limitation, for the purposes of detecting the presence of hazardous or toxic substances, pollutants or other contaminants, environmental hazards, naturally occurring radioactive materials (NORM) and produced water contamination of the surface and/or subsurface, (b) it has, or prior to the Closing will have, satisfied itself as to the physical and environmental condition of the Properties, both surface and subsurface, and their method of operation and except as set forth herein, agrees to accept an assignment of the Properties at Closing on an "AS IS, WHERE IS" basis, "WITH ALL FAULTS" and (c) in making the decision to enter in this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent investigation of the Properties.

            Section 5.10 General Environmental Indemnity.

            (a) If the Closing occurs, Buyer hereby assumes and shall be responsible for and agrees to indemnify, defend and hold harmless Seller, its affiliates, its and their successors and assigns, and all of their respective stockholders, directors, officers, employees, agents and representatives (collectively, "Seller Indemnified Parties") from and against any and all losses attributable to any Environmental Defect including, without limitation, damage to property, injury to or death of persons or other living things, natural resource damages, CERCLA response costs, environmental remediation and restoration costs, or fines or penalties (collectively, "Claims") arising out of or attributable to, in whole or in part, either directly or indirectly, the ownership, condition or operation of the Properties at any time before or after the Effective Time), WITHOUT REGARD TO THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY, WILLFUL MISCONDUCT OR OTHER FAULT OF THE SELLER INDEMNIFIED PARTIES (IT BEING THE EXPRESSED INTENTION OF THE PARTIES HERETO THAT SUCH INDEMNITY CONSTITUTE AN

AGREEMENT BY BUYER TO INDEMNIFY AND PROTECT THE SELLER INDEMNIFIED PARTIES FROM THE CONSEQUENCES OF THEIR OWN NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY, WILLFUL MISCONDUCT OR OTHER FAULT, REGARDLESS OF WHETHER SAME IS THE SOLE, PARTIAL OR CONCURRING CAUSE OF THE APPLICABLE LOSSES AND, IN THE CASE OF NEGLIGENCE, REGARDLESS OF WHETHER SAME IS ACTIVE OR PASSIVE, OR THE RESULT OF AN AFFIRMATIVE ACT OR OMISSION).

            Section 5.11 Environmental Laws. As used herein, the term "Environmental Laws" shall mean any and all federal, state and local statutes, regulations, rules, orders, ordinances or permits of any governmental authority pertaining to health, the environment, wildlife or natural resources in effect in any and all jurisdictions in which the Properties are located, including, without limitation, the Clean Air Act, as amended, and the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), as amended, the Superfund Amendments and Reauthorization Act of 1986 (SARA), as amended, the Resource Conservation and Recovery Act (RCRA), as amended, The Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act (OSHA), as amended, and the Hazardous Materials Transportation Act, as amended.

            Section 5.12 Environmental Defect.

            (a) For purposes of this Agreement, an Environmental Defect shall mean any event, condition, or circumstance, including any release of hazardous substances, relating to the Properties which constitutes a violation of any Environmental Law. If, in the course of performing an environmental assessment of the Properties, Buyer identifies the existence of any Environmental Defect(s), Buyer shall provide to Seller written notice of such event, condition, or circumstance, including the Property affected thereby, its Allocated Value and Buyer's estimated cost of remediation, together with all associated supporting reports, data, analysis and conclusions (which Seller and Buyer shall keep strictly confidential unless otherwise required by law or regulation), as soon as practicable, but in any event no later fifteen (15) days after the date of the-is Agreement. All Environmental Defects not asserted in a timely manner as provided in this Section 5.12 shall be deemed to have been waived by Buyer and no adjustment shall be made to the Purchase Price pursuant to Section 2.02 for such Environmental Defects.

            (b) If Seller and Buyer agree upon the existence of such an Environmental Defect and the method of remediating the same, then Seller may elect to remediate the Environmental Defect. If Seller has not completed the remediation of an Environmental Defect prior to Closing, Buyer shall not purchase the affected Property at Closing and Buyer shall receive a reduction of the Purchase Price in an amount equal to the Allocated Value of the affected Property. If Seller completes such remediation within sixty (60) days after Closing, Buyer will accept, pay for in accordance with this Agreement, and receive an assignment of the affected Property. If Seller has not completed such remediation within sixty (60) days after Closing, the affected Property will be eliminated from this purchase and sale transaction and any and all rights of Buyer in or to such affected Property shall terminate. If Seller elects not to remediate the Environmental Defect, Buyer may elect (i) to accept, pay for in accordance with this Agreement, and receive an assignment of the Property affected by the relevant Environmental Defect at the Closing, and receive a reduction of the Purchase Price equal to the agreed upon estimate of the cost of remediating such Environmental Defect; or (ii) to eliminate the affected Property from this transaction and receive a reduction of the Purchase Price in an amount equal to the Allocated Value of the affected Property.

            (c) If Seller and Buyer are unable to agree on either the existence of an Environmental Defect, the method of remediating the same, or the estimate of the cost of such remediation, then Seller may elect (i) to eliminate the affected Property from this transaction and reduce the Purchase Price in an amount equal to the Allocated Value of the affected Property or (ii) submit the disagreement to arbitration in accordance with the procedures set forth in
Section 10.17.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING
                              ---------------------

            Section 6.01 Seller's Conditions. The obligations of Seller at Closing are, at its option, subject to the satisfaction at or prior to Closing of the following conditions:

            (a) All representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of Closing and Buyer shall have performed in all material respects the agreements and covenants required by this Agreement to be performed and satisfied by Buyer at or prior to Closing.

            (b) No action or proceeding shall have been instituted before any court, governmental agency, or arbitrator to restrain or prohibit the consummation in whole or in part of the transactions contemplated herein, or to obtain damages from Seller in respect of, or which is related to or arises out of this Agreement.

            Section 6.02 Buyer's Conditions. The obligations of Buyer at Closing are, at its option, subject to the satisfaction at or prior to Closing of the following conditions:

            (a) All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing and Seller shall have performed in all material respects the agreements and covenants required by this Agreement to be performed and satisfied by Seller at or prior to Closing.

            (b) No action or proceeding shall have been instituted before any court, governmental agency or arbitrator to restrain or prohibit the consummation in whole or in part of the transactions contemplated herein, or to obtain damages from Buyer in respect of, or which is related to or arises out of this Agreement.

            (c) Buyer shall have received before Closing, copies of executed releases from all entities holding liens, mortgages, or deeds of trust on any Property, except those which are Permitted Encumbrances.

                                   ARTICLE VII

                                     CLOSING
                                     -------

            Section 7.01 Closing. The purchase by Buyer and the sale by Seller of the Properties as contemplated by this Agreement (herein called the "Closing") shall take place on September 26, 2002, subject to the right of Seller to extend to no later than October 31, 2002 if necessary to resolve Title or Environmental Defects Seller elects to cure, , time being of the essence, at the offices of Seller at 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma, or such other time or place as the parties may agree upon.

            Section 7.02 Closing Obligations. At the Closing the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

            (a) Seller shall execute, acknowledge and deliver to Buyer, for each county where the Properties are situated, an assignment, bill of sale and conveyance in the form attached hereto as Exhibit D of all of Seller's right, title and interest in the Properties (including, where appropriate, any state's, or Bureau of Land Management required forms of assignment), excluding those Properties for which Buyer elects to continue to assert Title Defects as provided in Section 5.06, located in such county on an "AS IS, WHERE IS" basis with respect to all personalty and fixtures, and without any warranty of title, other than a special warranty of title by Seller that the Properties have not become subject to liens or encumbrances created by, through or under Seller.

            (b) Seller shall deliver to Buyer original releases of all liens, mortgages and deeds of trust burdening the interests of Seller in the Properties executed by the holders of such liens, mortgages and deeds of trust, except those which are Permitted Encumbrances.

            (c) With respect to matters that can be determined as of Closing, Seller shall deliver, on or before two (2) business days prior to Closing, a settlement statement (herein called the "Preliminary Settlement Statement") prepared by Seller and approved by Buyer that shall set forth the Closing Amount (as hereinafter defined) and each adjustment and the calculation of such adjustments used to determine such amount. The term "Closing Amount" shall mean the Purchase Price adjusted as provided in Section 2.02, using for such adjustments the best information then available. All other adjustments to the Purchase Price shall be taken into account in the Final Settlement Statement provided for by Section 8.02.

            (d) Buyer shall deliver to Seller, in accordance with Seller's written instructions which are to be provided Buyer at Closing, an amount equal to the Closing Amount. Seller's instructions shall provide the manner of payment, which shall be by wire transfer in accordance

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

with Seller's depository instructions.

            (e) Whenever necessary, Seller shall execute letters in lieu of transfer or division orders on forms prepared by Seller and approved by Buyer prior to Closing, directing certain purchasers of production to make payment to Buyer of proceeds attributable to production from the Properties assigned to Buyer under Section 7.02(a) on and after the Closing.

            (f) Seller and Buyer shall execute and deliver all other documents, instruments, certificates or other matters required by this Agreement or otherwise necessary to carry out the transactions covered hereby.

                                  ARTICLE VIII

                       POST-CLOSING RIGHTS AND OBLIGATIONS
                       -----------------------------------

            Section 8.01 Files and Records. Within five (5) business days after Closing, Seller, to the extent not prohibited by any contractual restraints, shall deliver to Buyer, at Buyer's cost, the Property Records.

            Section 8.02 Post-Closing Adjustments. On or before the business day next following the ninetieth (90th) day after Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement (herein called the "Final Settlement Statement") setting forth each adjustment to the Purchase Price that was not finally determined as of the Closing and showing the calculation of such adjustments, which adjustments shall be in accordance with the principles of this Agreement. Within thirty (30) days of receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement. The parties shall negotiate in good faith and undertake to agree with respect to the amounts due pursuant to such post-Closing adjustments no later than (30) days after Buyer's submission of its written report hereunder to Seller. Any disputed items shall be removed from the Final Settlement Statement and thereafter shall be treated as a disputed matter and if the dispute cannot be resolved by agreement, the matter shall be submitted to arbitration in accordance with the procedures set forth in Section 10.17. The date upon which such agreement (the "Final Settlement Agreement") is reached shall be herein called the "Final Settlement Date" which shall in no event be more than sixty (60) days following the date such Final Settlement Statement was received by Buyer. In that event, Buyer shall, within seven (7) days of the execution of the Final Settlement Agreement, pay to Seller, or Seller shall pay to Buyer, whatever the case may be, in immediately available funds the amount of such difference.

            Section 8.03 Taxes and Recording Fees. Buyer shall pay all sales and use taxes and related penalties and interest, if any, due as a result of this transaction. Buyer shall pay all transfer, documentary filing and recording fees required in connection with the filing and recording of any assignments and furnish Seller copies of recorded and/or filed documents. It is agreed that Buyer shall have no liability with respect to claims concerning (i) any federal, state, local or foreign taxes (including, without limitation, interest and penalties) on or measured by net

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

income (collectively, "Income Taxes"), arising out of the sale of the Properties pursuant hereto, or (ii) any liabilities or obligations relating to taxes resulting from or arising out of the businesses or the ownership or operation of the Properties prior to or at the Closing to the extent of Seller's liability.

            Section 8.04 Further Assurances. After Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto.

            Section 8.05 Survival. The liability of Buyer and Seller under each of their respective representations, warranties and covenants contained in this Agreement shall survive the Closing and execution and delivery of the assignments contemplated hereby. Except as otherwise provided in this Agreement and after the Closing, any assertion by Buyer that Seller is liable (a) for the inaccuracy of any representation or warranty, (b) for the breach of any covenant, or (c) otherwise in connection with the transactions contemplated in this Agreement, must be made by Buyer in writing and must be given to Seller on or prior to six (6) months from the Closing. The notice shall state the facts known to Buyer that give rise to such notice in sufficient detail to allow Seller to evaluate the assertion.

            Section 8.06 Assumption of Liabilities and Indemnity. Notwithstanding anything herein to the contrary, Buyer expressly assumes all obligations of plugging and abandoning all wells, whether producing or non-producing, located on the Properties or lands pooled therewith and the obligation of restoration of the premises so as to return the Properties as nearly as practicable to their original condition at Buyer's sole cost, risk and expense, and Buyer assumes any and all liability therefore even though such liability to plug and abandon and restore the premises may have arisen prior to the Effective Time.

            Section 8.07 Joint Billing Audits: Credits . Notwithstanding anything in this Agreement to the contrary, Seller shall be responsible for the settlement of all joint billing audits which relate to the Properties and the accounting periods prior to the Effective Time. Buyer shall be responsible for the settlement of all joint billing audits which relate to the Properties and the account periods after the Effective Time. Any credits received by Buyer after the Effective Time attributable to expenses paid prior to the Effective Time shall be reimbursed to Seller by Buyer. Any credits received by Seller after the Effective Time attributable to expenses paid after the Effective Time shall be reimbursed to Buyer by Seller.

            Section 8.08 Successor Operator. Promptly after execution of this Agreement, Seller shall send to working interest owners in Seller operated Properties ballots to elect Buyer as successor operator and shall support Buyers election for such purpose. While Buyer represents that it desires to succeed Seller as operator of the Properties, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of the Properties.

            Section 8.09 American Warrior Litigation. Buyer shall acquire the Properties which are the subject matter of the American Warrior Litigation subject to the existing partition claims, and any other claims arising subsequent to the Effective Time. Seller shall remain responsible for the defense of the American Warrior Litigation and will be exclusively responsible for any money damage claims related to such litigation for actions arising prior to the Effective Time.

                                   ARTICLE IX

                            TERMINATION OF AGREEMENT
                            ------------------------

            Section 9.01 Termination. This Agreement and the transactions contemplated hereby may only be terminated on or before Closing in the following instances:

            (a) By Seller if the conditions set forth in Section 6.01 are not satisfied in all material respects or waived as of the Closing.

            (b) By Buyer if the conditions set forth in Sections 6.02 are not satisfied in all material respects or waived as of the Closing.

            (c) At any time by the mutual written agreement of Buyer and Seller.

            (d) By Seller or Buyer if the sum (net of all Upward Adjustments) of Downward Defect Adjustments and purchase price reductions due to Environmental Defects as determined in Section 5.12 exceeds twenty percent (20%) of the Purchase Price.

            Section 9.02 Liabilities Upon Termination. If this Agreement is terminated for any reason or is breached, nothing contained herein unless expressly stated as a limitation, shall be construed to limit Seller's or Buyer's legal or equitable remedies including, without limitation, damages for the breach or failure of any representation, warranty, covenant or agreement contained herein; provided that neither party shall have the right to recover any consequential damages including without limitation loss of profits.

                                    ARTICLE X

                                  MISCELLANEOUS
                                  -------------

            Section 10.01 Notices - All notices and communications required or permitted under this Agreement shall be in writing and shall be sufficiently given, effective upon receipt, if personally delivered in writing or if mailed by registered or certified mail, postage prepaid, or bonded overnight carrier, or if communicated by telegram or telecopy, if directed to the Parties addressed as follows:

            Buyer:       Hartman Oil Co., Inc.
                         1223 N. Rock Road
                         Building A, Suite 200

                         Wichita, Kansas  67206
                         Telephone:  316-636-2090
                         Telecopy:  316-636-1155
                         Attention:  Garry D. Walker

            Seller:      GMX Resources Inc.
                         9400 North Broadway, Suite 600
                         Oklahoma City, OK 73114
                         Telephone:  405-600-0711 ext. 11
                         Telecopy:  405-600-0600
                         Attention:  Ken L. Kenworthy, Jr., President

Provided, however, that any notice required or permitted under this Agreement will be effective if given verbally within the time period provided, so long as such verbal notice is followed by written notice thereof in the manner herein provided within twenty-four hours following the end of such time period. Any party may, by written notice so delivered to the others, change the address or individual to which delivery shall thereafter be made.

            Section 10.02 Amendments. This Agreement may be amended or modified at any time and in all respects, or any provision may be waived, only by an instrument in writing executed by Buyer and Seller in the case of amendment or modification, or, in the case of a waiver, by a written instrument executed by the party to whom the obligation was owed.

            Section 10.03 Assignment. This Agreement or any part hereof may not be assigned by either Party without the prior written consent of the other party. Subject to the foregoing, this Agreement is binding on the Parties hereto and their respective successors and assigns.

            Section 10.04 Table of Contents Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

            Section 10.05 References. References made in this Agreement, including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, trust, estate or other entity.

            Section 10.06 Governing Law. This Agreement and its performance shall be construed in accordance with, and governed by, the internal laws of the state of Oklahoma, except to the extent Kansas law is applicable to any of the real property aspects of the transactions contemplated by this Agreement The Parties agree that any such dispute arising under this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be resolved as provided in Section 10.17 and that any necessary arbitration shall be conducted in Oklahoma City, Oklahoma.

            Section 10.07 Announcements. Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued at or prior to the closing concerning this Agreement or the transaction contemplated hereby and, except as may be required by applicable laws or the applicable rules or regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other Party.

            Section 10.08 Use of Seller's Names. Buyer agrees that, as soon as practicable after the Closing, it will remove or cause to be removed the names and marks used by Seller and all variations and derivatives thereof and logos relating thereto from the Properties and will not thereafter make any use whatsoever of such names, marks and logos.

            Section 10.09 Entire Agreement. This Agreement constitutes the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter, whether oral or written.

            Section 10.10 Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and, except as otherwise prohibited, their respective successors and assigns; and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

            Section 10.11 Waiver. The failure of a Party hereto to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach thereof shall not constitute a waiver of any provisions of this Agreement or limit the party's right thereafter to enforce any provision or exercise any right.

            Section 10.12 Waiver of Representations and Warranties. THE EXPRESS REPRESENTATIONS OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF, AND SELLER EXPRESSLY DISCLAIMS AND NEGATES AND BUYER HEREBY WAIVES, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES, IF ANY, OF OIL, GAS OR OTHER HYDROCARBONS IN OR UNDER THE LEASEHOLD INTERESTS AND LANDS; AND WITH RESPECT TO THE ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, OF THE PROPERTIES. SELLER DOES NOT MAKE OR PROVIDE, AND BUYER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO SAMPLES. EXCEPT AS PROVIDED HEREIN, SELLER DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY. THE ITEMS OF PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS, FIXTURES AND APPURTENANCES CONVEYED AS PART OF THE PROPERTIES ARE SOLD, AND BUYER ACCEPTS SUCH ITEMS "AS IS, WITH ALL FAULTS". THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT. BUYER ACKNOWLEDGES THAT THIS WAIVER IS CONSPICUOUS.

            Section 10.13 Indemnification. THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

            Section 10.14 Litigation Costs. In the event that any Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorney fees.

            Section 10.15 Exhibits. All exhibits attached to or referred to in this Agreement are incorporated into and made a part of this Agreement.

            Section 10.16 Definition of "Knowledge". For the purposes of this Agreement, "knowledge" shall be limited to actual knowledge based on written evidence contained in the files of, or otherwise in the possession of Seller or based on the actual awareness of any officer, employee, or agent of Seller.

            Section 10.17 Dispute Resolution. In the event of controversy between the parties arising out of or relating to this Agreement, or the performance thereof, the following shall apply:

            (a) The parties shall at all times exercise good faith and attempt to resolve the dispute.

            (b) The dispute shall be referred by either party by notice to the other, to the chief executive officers of the parties who shall in good faith endeavor to resolve the dispute within twenty-one (21) days.

            (c) If the chief executive officers have not resolved the dispute within that time period, either party, by notice to the other, may cause the dispute to be mediated. Within ten (10) days following this notice, the chief executive officers shall endeavor to jointly select a mediator who shall establish a mediation process which the parties shall follow.

            (d) If the chief executive officers are unable to jointly select a mediator within the time period or if the mediator determines that the mediation is deadlocked, the dispute shall be determined by arbitration in accordance with the rules then in force of The American Arbitration Association, and judgment on the award rendered may be entered in any court having jurisdiction over the parties.

                          [SIGNATURE PAGE - NEXT PAGE]


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

            IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement the day and year written above.

SELLER:




GMX RESOURCES INC.



By:         /s/ Ken L. Kenworthy, Jr.
            -------------------------------------------
Title:      Ken L. Kenworthy, Jr., President



BUYER:

HARTMAN OIL CO., INC.




By:         /s/ Willis E. Hartman
            -------------------------------------------

Title:      Willis E. Hartman, President
            -------------------------------------------








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